As filed with the Securities and Exchange Commission on March 6, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ICAGEN, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	56-1785001
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4222 Emperor Boulevard, Suite 350

Durham, North Carolina 27703

(919) 941-5206

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

P. Kay Wagoner

President and Chief Executive Officer

Icagen, Inc.

4222 Emperor Boulevard, Suite 350

Durham, North Carolina 27703

(919) 941-5206

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David E. Redlick, Esq.

Hal J. Leibowitz, Esq.

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

Telephone: (617) 526-6000

Fax: (617) 526-5000

Approximate date of commencement of proposed sale to public:    From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, or the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.001 per share	20,821,896	(1)	$2.00	$41,643,792	$1,279

(1)	Consists of (a) 15,423,640 shares of common stock that the Registrant issued to investors in a private placement in February 2007, (b) 5,398,256 additional shares of common stock issuable upon the exercise of warrants that the Registrant issued to investors in the private placement in February 2007 and (c) an indeterminate number of additional shares of common stock as may from time to time be issued with respect to the foregoing securities as a result of stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events, which shares shall be deemed registered hereunder pursuant to Rule 416 under the Securities Act.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low price per share of the Registrant’s common stock as reported on the Nasdaq Global Market on March 1, 2007.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders named in this prospectus are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated March 6, 2007

PROSPECTUS

ICAGEN, INC.

20,821,896 SHARES OF COMMON STOCK

This prospectus relates to resales of shares of our common stock, including shares of common stock issuable upon the exercise of warrants, that we issued to the selling stockholders identified in this prospectus in a private placement in February 2007. We are not selling any shares of our common stock under this prospectus and will not receive any proceeds from the sale of shares of our common stock by selling stockholders. We have agreed to pay certain expenses in connection with the registration of the shares and to indemnify the selling stockholders against certain liabilities.

The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

Our common stock is listed on the Nasdaq Global Market and traded under the symbol “ICGN.” On March 1, 2007, the closing sale price of our common stock on Nasdaq was $1.98 per share. You are urged to obtain current market quotations for the common stock.

Investing in our common stock involves a high degree of risk. See “ Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2007.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the selling stockholders have not, authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

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PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors.”

ICAGEN, INC.

Icagen, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of novel orally-administered small molecule drugs that modulate ion channel targets. Utilizing our proprietary know-how and integrated scientific and drug development capabilities, we have identified multiple drug candidates that modulate ion channels. Our four most advanced programs are:

•	senicapoc for sickle cell disease, for which we are conducting a pivotal Phase III clinical trial;

•	lead compounds for epilepsy and neuropathic pain, for which we are conducting preclinical studies;

•	a compound for atrial fibrillation, for which our collaborator Bristol-Myers Squibb Company, or Bristol-Myers Squibb, is conducting preclinical studies; and

•

lead compounds for dementia, including Alzheimer’s disease, for which our collaborator Astellas Pharma, Inc., or Astellas, is conducting preclinical studies and lead compounds for attention deficit/hyperactivity disorder, which were derived from the collaboration and for which we are conducting preclinical studies.

We are also conducting ongoing drug discovery programs focused on new therapeutics for pain and inflammatory disorders.

On January 26, 2007, we entered into an agreement to issue and sell in a private placement an aggregate of 15,423,640 shares of our common stock and warrants to purchase 5,398,256 shares of our common stock at an exercise price of $1.45 per share, for a total purchase price of $1.42375 per unit. The closing of the private placement occurred on February 6, 2007. We refer to this transaction as the private placement. The private placement resulted in gross proceeds to us of approximately $22 million, which, after payment of expenses of the private placement, will be used for the funding of our research and development programs and otherwise for general corporate purposes.

CORPORATE INFORMATION

We were incorporated under the laws of Delaware in November 1992. Our principal executive office is located at 4222 Emperor Boulevard, Suite 350, Durham, North Carolina 27703 and our general telephone number is (919) 941-5206. Our web site address is www.icagen.com. The information on, or that can be accessed through, our web site is not part of this prospectus. Our web site address is included in this document as an inactive textual reference only. The Icagen name and logo are trademarks or registered trademarks of Icagen, Inc. In this prospectus, “Icagen,” “we,” “us” and “our” refer to Icagen, Inc.

THE OFFERING

Common stock offered by selling stockholders	20,821,896 shares of our common stock, including 5,398,256 shares issuable upon the exercise of warrants.

Use of proceeds

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders in this offering. However, upon any exercise for cash of the warrants described herein, the selling stockholders will pay us the exercise price of the warrants, which we will use for the funding of our research and development programs and otherwise for general corporate purposes.

Nasdaq Global Market symbol	ICGN

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before purchasing our common stock If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

Risks Related to Our Financial Results and Need for Additional Financing

We have incurred losses since inception and anticipate that we will continue to incur substantial losses for the foreseeable future. We might never achieve or maintain profitability.

We have a limited operating history and have not yet commercialized any products or generated any product revenues. As of December 31, 2006, we had an accumulated deficit of $100.7 million. We have incurred losses in each year since our inception in 1992. Our net losses were $24.8 million in 2006, $20.2 million in 2005 and $16.7 million in 2004. These losses resulted principally from costs incurred in our research and development programs and from our general and administrative expenses. We expect to continue to incur significant and increasing operating losses for at least the next several years as we continue our research activities, conduct development of, and seek regulatory approvals for, our initial drug candidates, and commercialize any approved drugs. These losses, among other things, have had and will continue to have an adverse effect on our stockholders’ equity, total assets and working capital.

We have financed our operations and internal growth principally through the issuance of equity securities and funding under collaborations with leading pharmaceutical companies. We have devoted substantially all of our efforts to research and development, including clinical trials, and we have not completed development of any drugs. Because of the numerous risks and uncertainties associated with developing drugs targeting ion channels, we are unable to predict the extent of any future losses, whether or when any of our product candidates will become commercially available, or when we will become profitable, if at all. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

If we are unable to achieve and then maintain profitability, the market value of our common stock will decline.

We will need substantial additional funding and may be unable to raise capital when needed, which would force us to delay, reduce or eliminate our product development programs or commercialization efforts.

We expect our research and development expenses to increase in connection with our ongoing activities, particularly as the scope of the clinical trials that we are conducting expands. In addition, subject to regulatory approval of any of our product candidates, we expect to incur significant commercialization expenses for product sales, marketing, manufacturing and distribution. We will need substantial additional funding and may be unable to raise capital when needed or on attractive terms, which would force us to delay, reduce or eliminate our research and development programs or commercialization efforts.

We believe that our existing cash and cash equivalents, including the net proceeds from our private placement completed on February 6, 2007 and funding by McNeil Pediatrics Division (formerly the McNeil Consumer & Specialty Division) of McNeil PPC, Inc., a subsidiary of Johnson & Johnson, or McNeil, of its share of senicapoc development costs, will be sufficient to enable us to fund our operating expenses, obligations under our equipment debt financing and capital expenditure requirements for at least the next 18 months. Our future capital requirements will depend on many factors, including:

•	the scope and results of our research, preclinical and clinical development activities;

•	the timing of, and the costs involved in, obtaining regulatory approvals;

•	the cost of commercialization activities, including product marketing, sales and distribution;

•	the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other patent-related costs, including litigation costs and the results of such litigation;

•	the extent to which we acquire or invest in businesses, products and technologies;

•	the success of our collaborations with McNeil, Bristol-Myers Squibb and Astellas; and

•	our ability to establish and maintain additional collaborations.

Until such time, if ever, as we can generate substantial product revenues, we expect to finance our cash needs through public or private equity offerings, debt financings and corporate collaboration and licensing arrangements. If we raise additional funds by issuing equity securities, our stockholders may experience dilution. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. Any debt financing or additional equity that we raise may contain terms, such as liquidation and other preferences, that are not favorable to us or our stockholders. If we raise additional funds through collaboration and licensing arrangements with third parties, it may be necessary to relinquish valuable rights to our technologies, research programs or product candidates or grant licenses on terms that may not be favorable to us.

If we fail to continue to meet all applicable Nasdaq Global Market requirements and Nasdaq determines to delist our common stock, the delisting could adversely affect the market liquidity of our common stock, impair the value of your investment and harm our business.

Our common stock is listed on the Nasdaq Global Market. In order to maintain that listing, we must satisfy minimum financial and other requirements. On October 27, 2006, we received notice from the Nasdaq Listing Qualifications Department that our common stock had not met the $1.00 per share minimum bid price requirement for 30 consecutive business days and that, if we were unable to demonstrate compliance with this requirement during the applicable grace periods, our common stock would be delisted after that time. On January 17, 2007, we were notified by Nasdaq that we had regained compliance with this listing requirement. Since regaining compliance, the closing bid price of our common stock has remained above $1.00 in compliance with the minimum bid price requirement.

Notwithstanding that the trading price of our common stock currently exceeds the minimum bid price required to maintain compliance with the Nasdaq Global Market listing requirements, it is possible that the minimum bid price of our common stock could fall below the required level. We may seek shareholder approval to effect a reverse stock split to prevent our common stock from dropping below the minimum bid price requirement; however, a reverse stock split may not prevent the common stock from dropping back down towards the Nasdaq minimum per share price requirement or below the required level. It is also possible that we would otherwise fail to satisfy another Nasdaq requirement for continued listing of our common stock.

If we fail to continue to meet all applicable Nasdaq Global Market requirements in the future and Nasdaq determines to delist our common stock, the delisting could adversely affect the market liquidity of our common stock, adversely affect our ability to obtain financing for the continuation of our operations and harm our business. This delisting could also impair the value of your investment.

If our stock price is volatile, purchasers of our common stock could incur substantial losses.

Our stock price is likely to be volatile. The stock market in general and the market for biotechnology companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, investors may not be able to sell their common stock at or above the price at which they purchase it. The market price for our common stock may be influenced by many factors, including:

•	results of clinical trials of our product candidates or those of our competitors;

•	regulatory developments in the United States and foreign countries;

•	variations in our financial results or those of companies that are perceived to be similar to us;

•	changes in the structure of healthcare payment systems;

•	market conditions in the pharmaceutical and biotechnology sectors and issuance of new or changed securities analysts’ reports or recommendations;

•	general economic, industry and market conditions; and

•	the other factors described in this “Risk Factors” section.

Risks Related to Development of Product Candidates

We depend heavily on the success of our most advanced internal product candidates, senicapoc for sickle cell disease and lead compounds for epilepsy and neuropathic pain, which are still under development. If we are unable to commercialize either or both of these product candidates, or experience significant delays in doing so, our business will be materially harmed.

We have invested a significant portion of our efforts and financial resources in the development of our most advanced internal product candidates, senicapoc for sickle cell disease and our lead compounds for the treatment of epilepsy and neuropathic pain. Our ability to generate product revenues, which we do not expect in any case will occur earlier than 2009, will depend heavily on the successful development and commercialization of these product candidates, particularly senicapoc. The commercial success of these product candidates will depend on several factors, including the following:

•	successful completion of clinical trials;

•	receipt of marketing approvals from the U.S. Food and Drug Administration, or FDA, and similar foreign regulatory authorities;

•	establishing commercial manufacturing arrangements with third-party manufacturers;

•	launching commercial sales of the product, whether alone or in collaboration with others; and

•	acceptance of the product in the medical community and with third-party payors.

We initiated a pivotal Phase III clinical trial of senicapoc for the chronic treatment of sickle cell disease in the first quarter of 2005. This clinical trial may not be successful. Following a planned interim analysis of safety, efficacy and futility by the Data Monitoring Committee, or DMC, the DMC recommended that enrollment continue for patients on background hydroxyurea therapy. For currently enrolled patients not on hydroxyurea, the DMC recommended that the study drug be discontinued and that patients proceed to the end of study follow-up period. The DMC noted further that there were no specific safety issues identified. The DMC subsequently conducted a follow-up review of updated data on patients on background hydroxyurea therapy and did not recommend any further changes to the protocol.

It is also possible that the FDA could require us to perform additional studies of senicapoc, including additional Phase III clinical trials, particularly because of the protocol modification recommended by the DMC. For example, because the FDA normally requires two pivotal clinical trials to approve a New Drug Application, or NDA, even if we achieve favorable results in the Phase III clinical trial of senicapoc which we are conducting, the FDA may require that we conduct a second pivotal Phase III clinical trial if the FDA does not find the results to be sufficiently persuasive. In addition, the results of our Phase II clinical trial are not necessarily indicative of the results we will obtain in our Phase III or other subsequent clinical trials, particularly because the primary clinical endpoints of these trials are not the same.

Our efforts to commercialize the lead compounds that we are developing for epilepsy and neuropathic pain are at an earlier stage, as we are currently conducting preclinical studies of these drug candidates. If we are not successful in commercializing either or both of senicapoc and one of our lead compounds for epilepsy and neuropathic pain, or are significantly delayed in doing so, our business will be materially harmed.

We will not be able to commercialize our product candidates if our preclinical studies do not produce successful results or our clinical trials do not demonstrate safety and efficacy in humans.

Before obtaining regulatory approval for the sale of our product candidates, we must conduct, at our own expense, extensive preclinical tests and clinical trials to demonstrate the safety and efficacy in humans of our product candidates. Preclinical and clinical testing is expensive, difficult to design and implement, can take many years to complete and is uncertain as to outcome. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and interim results of a clinical trial do not necessarily predict final results. A failure of one or more of our clinical trials can occur at any stage of testing. We may experience numerous unforeseen events during, or as a result of, preclinical testing and the clinical trial process that could delay or prevent our ability to receive regulatory approval or commercialize our product candidates, including:

•	regulators or institutional review boards may not authorize us to commence a clinical trial or conduct a clinical trial at a prospective trial site;

•

our preclinical tests or clinical trials may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional preclinical testing or clinical trials or we may abandon projects that we expect to be promising;

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enrollment in our clinical trials may be slower than we currently anticipate, resulting in significant delays. For example, enrollment of patients in our Phase II clinical trial of senicapoc, our sickle cell disease product candidate, took longer than we initially expected. Additionally, participants may drop out of our clinical trials;

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we might have to suspend or terminate our clinical trials if the participating patients are being exposed to unacceptable health risks. For example, in March 2005, results of our multiple dose safety, tolerability and pharmacokinetic study of ICA-69673 did not support the continued development of ICA-69673 for the chronic oral treatment of epilepsy and neuropathic pain. As a result, at this time, we have decided not to pursue the further clinical development of this compound;

•	regulators or institutional review boards may require that we hold, suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements;

•	the cost of our clinical trials may be greater than we currently anticipate;

•	any regulatory approval we ultimately obtain may be limited or subject to restrictions or post-approval commitments that render the product not commercially viable; and

•	the effects of our product candidates may not be the desired effects or may include undesirable side effects or the product candidates may have other unexpected characteristics.

In our Phase II clinical trial of senicapoc for sickle cell anemia, the only adverse events that were dose-related and occurred more frequently in the active treatment arms than in the placebo arm were diarrhea and nausea. No patients elected to discontinue treatment with senicapoc prematurely as a result of these events. During the open label extension study to the Phase II clinical trial, the only adverse events that occurred in two or more patients considered possibly related to study medication were gamma glutamyl transferase, or GGT, elevation, rash and headache. Only two patients discontinued participation in the open label extension study as a result of adverse events that were considered possibly or probably related to study medication, one following a reversible increase in the level of GGT and another following a diagnosis of interstitial nephritis.

If we are required to conduct additional clinical trials or other testing of our product candidates beyond those that we currently contemplate, if we are unable to successfully complete our clinical trials or other testing or if the results of these trials or tests are not positive or are only modestly positive, we may:

•	be delayed in obtaining marketing approval for our product candidates;

•	not be able to obtain marketing approval; or

•	obtain approval for indications that are not as broad as intended.

Our product development costs will also increase if we experience delays in testing or approvals. We do not know whether planned clinical trials will begin as planned, will need to be restructured or will be completed on schedule, if at all. For example, in our Phase III trial of senicapoc, the DMC recommended a modification to the protocol, as described above. This protocol modification may extend the timeline for completion of the study and may result in the need for additional studies. Significant clinical trial delays also could allow our competitors to bring products to market before we do and impair our ability to commercialize our products or product candidates.

Risks Related to Our Dependence on Third Parties for Manufacturing,

Research and Development and Marketing and Distribution Activities

We depend significantly on collaborations with third parties to discover, develop and commercialize some of our product candidates.

A key element of our business strategy is to collaborate with third parties, particularly leading pharmaceutical companies, to research, develop and commercialize some of our product candidates. We are currently a party to three such collaborations, with McNeil, Bristol-Myers Squibb and Astellas. In 2006, research funding from our collaboration with McNeil accounted for 100% of our total net revenues. Research funding under our collaboration agreements with Bristol-Myers Squibb and Astellas has ended. Our collaborations may not be scientifically or commercially successful. The termination of any of these arrangements might adversely affect the development of the related product candidates and our ability to derive revenue from them.

The success of our collaboration arrangements will depend heavily on the efforts and activities of our collaborators. Our collaborators have significant discretion in determining the efforts and resources that they will apply to these collaborations. The risks that we face in connection with these collaborations, and that we anticipate being subject to in future collaborations, include the following:

•	our collaboration agreements are for fixed terms and subject to termination by our collaborators in the event of a material breach by us;

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our collaborators in some cases have the first right to maintain or defend our intellectual property rights and, although we have the right to assume the maintenance and defense of our intellectual property rights if our collaborators do not, our ability to do so may be compromised by our collaborators’ acts or omissions; and

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our collaborators may utilize our intellectual property rights in such a way as to invite litigation that could jeopardize or invalidate our intellectual property rights or expose us to potential liability.

Collaborations with pharmaceutical companies and other third parties often are terminated or allowed to expire by the other party. Such terminations or expirations would adversely affect us financially and could harm our business reputation.

If one of our collaborators were to change its strategy or the focus of its development and commercialization efforts with respect to our relationship, the success of our product candidates and our operations could be adversely affected.

There are a number of factors external to us that may change our collaborators’ strategy or focus with respect to our relationship with them. For example:

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our collaborators may develop and commercialize, either alone or with others, products and services that are similar to or competitive with the products that are the subject of the collaboration with us;

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our collaborators may change the focus of their development and commercialization efforts. Pharmaceutical and biotechnology companies historically have re-evaluated their priorities from time to time, including following mergers and consolidations, which have been common in recent years in these industries. For example, in May 2004 our collaborator Yamanouchi Pharmaceutical Co., Ltd. signed a definitive merger agreement with Fujisawa Pharmaceutical Co., Ltd., which took effect on April 1, 2005, and Yamanouchi and Fujisawa were renamed Astellas Pharma Inc. As another example, during 2006 Johnson & Johnson acquired the Consumer Healthcare Business of Pfizer Pharmaceuticals, and is integrating this unit with McNeil; and

•	the ability of our product candidates and products to reach their potential could be limited if our collaborators decrease or fail to increase spending relating to such products.

If any of the above factors were to occur, our collaborator might terminate the collaboration or not commit sufficient resources to the development, manufacture or marketing and distribution of our product or product candidate that is the subject of the collaboration. In such event, we might be required to devote additional resources to the product or product candidate, seek a new collaborator or abandon the product or product candidate, any of which could have an adverse effect on our business.

Under our collaboration agreement with McNeil, we are restricted from conducting specified types of manufacturing and commercialization activities.

Our collaboration agreement with McNeil provides that, except for products that are part of our collaboration, for the period from the effective date of the collaboration until the earlier of the seventh anniversary of the effective date or the third anniversary of the commercial launch of senicapoc in the United States, neither we nor McNeil may manufacture or sell specified types of pharmaceutical products for the treatment of sickle cell disease. This exclusivity provision applies during the term of our collaboration agreement with McNeil and to us for up to one year after termination if the collaboration agreement is terminated by McNeil based on our bankruptcy or breach.

The success of senicapoc depends heavily on our collaboration with McNeil, which was established in June 2004 and involves a complex sharing of control over decisions, responsibilities and costs and benefits. Any loss of McNeil as a collaborator, or adverse development in the collaboration, would materially harm our business.

In June 2004, we entered into a collaboration with McNeil to develop and commercialize senicapoc for the treatment of sickle cell disease. The collaboration involves a complex sharing of control over decisions, responsibilities and costs and benefits. McNeil may terminate the collaboration relationship without cause upon three months prior notice. McNeil may also terminate the collaboration relationship based upon an FDA requirement to stop clinical trials of senicapoc upon six months prior notice if the requirement is not withdrawn during the six-month notice period. Any loss of McNeil as a collaborator in the development or commercialization of senicapoc, dispute over the terms of, or decisions regarding, the collaboration or other adverse development in our relationship with McNeil would materially harm our business.

We may not be successful in establishing additional collaborations, which could adversely affect our ability to discover, develop and commercialize products.

If we are unable to reach new agreements with suitable collaborators, we may fail to meet our business objectives for the affected product or program. We face significant competition in seeking appropriate collaborators. Moreover, these collaboration arrangements are complex and time-consuming to negotiate and document. We may not be successful in our efforts to establish additional collaborations or other alternative arrangements. The terms of any additional collaborations or other arrangements that we establish may not be favorable to us. Moreover, these collaborations or other arrangements may not be successful.

If third parties do not manufacture our product candidates in sufficient quantities and at an acceptable cost, clinical development and commercialization of our product candidates could be delayed, prevented or impaired.

We do not currently own or operate manufacturing facilities and have little experience in manufacturing pharmaceutical products. We rely and expect to continue to rely on third parties for the production of clinical and commercial quantities of our product candidates. There are a limited number of manufacturers that operate under the FDA’s current Good Manufacturing Practices, or cGMP, regulations and that are both capable of manufacturing for us and willing to do so. We do not have any long-term manufacturing agreements with third parties, and manufacturers under our short-term supply agreements are not obligated to accept any purchase orders we may submit. Our current and anticipated future dependence upon others for the manufacture of our product candidates may adversely affect our future profit margins and our ability to develop product candidates and commercialize any products that receive regulatory approval on a timely and competitive basis. In particular, if the third parties that are currently manufacturing senicapoc for clinical trials or that may in the future manufacture the lead compounds that we are developing for the treatment of epilepsy and neuropathic pain for our preclinical studies or clinical trials should cease to continue to do so for any reason, we expect that we would experience delays in advancing these trials while we identify and qualify replacement suppliers.

Use of third-party manufacturers may increase the risk that we will not have adequate supplies of our product candidates.

Reliance on third-party manufacturers entails risks to which we would not be subject if we manufactured product candidates or products ourselves, including:

•	reliance on the third party for regulatory compliance and quality assurance;

•	the possible breach of the manufacturing agreement by the third party; and

•	the possible termination or nonrenewal of the agreement by the third party, based on its own business priorities, at a time that is costly or inconvenient for us.

If we are not able to obtain adequate supplies of our product candidates and any approved products, it will be more difficult for us to develop our product candidates and compete effectively. Our product candidates and any products that we successfully develop may compete with product candidates and products of third parties for access to manufacturing facilities.

Our contract manufacturers are subject to ongoing, periodic, unannounced inspection by the FDA and corresponding state and foreign agencies or their designees to ensure strict compliance with cGMP regulations and other governmental regulations and corresponding foreign standards. We cannot be certain that our present or future manufacturers will be able to comply with cGMP regulations and other FDA regulatory requirements or similar regulatory requirements outside the United States. We do not control compliance by our contract manufacturers with these regulations and standards. Failure of our third-party manufacturers or us to comply with applicable regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, failure of regulatory authorities to grant marketing approval of our product candidates, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or products, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of our product candidates and products.

If third parties on whom we rely for clinical trials, such as Quintiles Transnational Corp., do not perform as contractually required or as we expect, we may not be able to obtain regulatory approval for or commercialize our product candidates, and our business may suffer.

We do not have the ability to independently conduct the clinical trials required to obtain regulatory approval for our products. We depend on independent clinical investigators, contract research organizations and other third-party service providers to conduct the clinical trials of our product candidates and expect to continue to do so for at least the next several years. We rely on Quintiles Transnational Corp. for the performance of most of our clinical trials. One of our directors, Dr. Dennis B. Gillings, is executive chairman and chief executive officer, and a member of the board of directors, of Quintiles Transnational Corp., and PharmaBio Development Inc. d/b/a NovaQuest, the holder of 4.8% of our outstanding capital stock, is a wholly owned subsidiary of Quintiles Transnational Corp.

We rely heavily on independent clinical investigators, contract research organizations and other third-party service providers for successful execution of our clinical trials, but do not control many aspects of their activities. We are responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Moreover, the FDA requires us to comply with standards, commonly referred to as Good Clinical Practices, for conducting and recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial participants are protected. Our reliance on third parties that we do not control does not relieve us of these responsibilities and requirements. Third parties may not complete activities on schedule, or may not conduct our clinical trials in accordance with regulatory requirements or our stated protocols. The failure of these third parties to carry out their obligations could delay or prevent the development, approval and commercialization of our product candidates.

We plan to expand our internal clinical development and regulatory capabilities. We will not be successful in doing so unless we are able to recruit appropriately trained personnel and add to our infrastructure.

Risks Related to Our Intellectual Property

If we are unable to obtain and maintain protection for the intellectual property relating to our technology and products, the value of our technology and products will be adversely affected.

Our success will depend in large part on our ability to obtain and maintain protection in the United States and other countries for the intellectual property covering or incorporated into our technology and products. The patent situation in the field of biotechnology and pharmaceuticals generally is highly uncertain and involves complex legal and scientific questions. We may not be able to obtain additional issued patents relating to our technology or products. Even if issued, patents may be challenged, narrowed, invalidated or circumvented, which could limit our ability to stop competitors from marketing similar products or limit the length of term of patent protection we may have for our products. Changes in either patent laws or in interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property or narrow the scope of our patent protection.

Our patents also may not afford us protection against competitors with similar technology. Because patent applications in the United States and many foreign jurisdictions are typically not published until 18 months after filing, or in some cases not at all, and because publications of discoveries in the scientific literature often lag behind actual discoveries, neither we nor our licensors can be certain that we or they were the first to make the inventions claimed in issued patents or pending patent applications, or that we or they were the first to file for protection of the inventions set forth in these patent applications.

If we fail to comply with our obligations in our intellectual property licenses with third parties, we could lose license rights that are important to our business.

We are a party to a number of license agreements. We consider only our license with Children’s Medical Center Corporation, or CMCC, to be material to our business. We expect to enter into additional licenses in the future. Our existing licenses impose, and we expect future licenses will impose, various diligence, milestone payment, royalty, insurance and other obligations on us. If we fail to comply with these obligations, the licensor may have the right to terminate the license, in which event we might not be able to market any product that is covered by the licensed patents.

If we are unable to protect the confidentiality of our proprietary information and know-how, the value of our technology and products could be adversely affected.

In addition to patented technology, we rely upon unpatented proprietary technology, processes and know-how. We seek to protect this information in part by confidentiality agreements with our employees, consultants and third parties. These agreements may be breached, and we may not have adequate remedies for any such breach. In addition, our trade secrets may otherwise become known or be independently developed by competitors. If we are unable to protect the confidentiality of our proprietary information and know-how, competitors may be able to use this information to develop products that compete with our products, which could adversely impact our business.

If we infringe or are alleged to infringe intellectual property rights of third parties, it will adversely affect our business.

Our research, development and commercialization activities, as well as any product candidates or products resulting from these activities, may infringe or be claimed to infringe patents or patent applications under which we do not hold licenses or other rights. Third parties may own or control these patents and patent applications in the United States and abroad. These third parties could bring claims against us or our collaborators that would cause us to incur substantial expenses and, if successful against us, could cause us to pay substantial damages. Further, if a patent infringement suit were brought against us or our collaborators, we or they could be forced to stop or delay research, development, manufacturing or sales of the product or product candidate that is the subject of the suit.

As a result of patent infringement claims, or in order to avoid potential claims, we or our collaborators may choose or be required to seek a license from the third party and be required to pay license fees or royalties or both. These licenses may not be available on acceptable terms, or at all. Even if we or our collaborators were able to obtain a license, the rights may be nonexclusive, which could result in our competitors gaining access to the same intellectual property. Ultimately, we could be prevented from commercializing a product, or be forced to cease some aspect of our business operations, if, as a result of actual or threatened patent infringement claims, we or our collaborators are unable to enter into licenses on acceptable terms. This could harm our business significantly.

There has been substantial litigation and other proceedings regarding patent and other intellectual property rights in the pharmaceutical and biotechnology industries. In addition to infringement claims against us, we may become a party to other patent litigation and other proceedings, including interference proceedings declared by the United States Patent and Trademark Office and opposition proceedings in the European Patent Office, regarding intellectual property rights with respect to our products and technology. The cost to us of any patent litigation or other proceeding, even if resolved in our favor, could be substantial. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their substantially greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace. Patent litigation and other proceedings may also absorb significant management time.

Risks Related to Regulatory Approval of Our Product Candidates

If we are not able to obtain required regulatory approvals, we will not be able to commercialize our product candidates, and our ability to generate revenue will be materially impaired.

Our product candidates and the activities associated with their development and commercialization, including their testing, manufacture, safety, efficacy, recordkeeping, labeling, storage, approval, advertising, promotion, sale and distribution, are subject to comprehensive regulation by the FDA and other regulatory agencies in the United States and by comparable authorities in other countries. Failure to obtain regulatory approval for a product candidate will prevent us from commercializing the product candidate. We have not received regulatory approval to market any of our product candidates in any jurisdiction. We have only limited experience in filing and prosecuting the applications necessary to gain regulatory approvals and expect to rely on third-party contract research organizations to assist us in this process. Securing FDA approval requires the submission of extensive preclinical and clinical data, information about product manufacturing processes and supporting information to the FDA for each therapeutic indication and inspection of facilities to establish the product candidate’s safety and efficacy. Our future products may not be effective, may be only moderately effective or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude our obtaining regulatory approval or prevent or limit commercial use.

The process of obtaining regulatory approvals is expensive, often takes many years, if approval is obtained at all, and can vary substantially based upon the type, complexity and novelty of the product candidates involved. Changes in the regulatory approval policy during the development period, changes in or the enactment of additional statutes or regulations, or changes in regulatory review for each submitted product application, may cause delays in the approval or rejection of an application. The FDA has substantial discretion in the approval process and may refuse to accept any application or may decide that our data are insufficient for approval and require additional preclinical, clinical or other studies. In addition, varying interpretations of the data obtained from preclinical and clinical testing could delay, limit or prevent regulatory approval of a product candidate.

We may not be able to obtain orphan drug exclusivity for our products. If our competitors are able to obtain orphan drug exclusivity for their products that are the same drug as our products, we may not be able to have competing products approved by the applicable regulatory authority for a significant period of time.

Regulatory authorities in some jurisdictions, including Europe and the United States, may designate drugs for relatively small patient populations as orphan drugs. We have obtained an orphan drug designation from the FDA for our product candidate senicapoc for the treatment of sickle cell disease. Generally, if a product with an orphan drug designation subsequently receives the first marketing approval for the indication for which it has such designation, the product is entitled to a seven-year period of marketing exclusivity, which precludes the FDA from approving another marketing application for the same drug for that time period. For a drug composed of small molecules, the FDA defines “same drug” as a drug that contains the same active molecule and is intended for the same use. Orphan drug exclusivity in Europe lasts for ten years, but can be reduced to six years if a drug no longer meets the criteria for orphan drug designation or if the drug is sufficiently profitable so that market exclusivity is no longer justified. Obtaining orphan drug designation in Europe, where senicapoc has not been granted such status, and obtaining orphan drug exclusivity for senicapoc, both in the United States and in Europe, may be important to its success. If a competitor obtains orphan drug exclusivity for a product competitive with senicapoc before we do and if the competitor’s product is the same drug as ours, we would be excluded from the market. Even if we obtain orphan drug exclusivity for senicapoc, we may not be able to maintain it. For example, if a competitive product that is the same drug as our product is shown to be clinically superior to our product, any orphan drug exclusivity we have obtained will not block the approval of such competitive product. Also, senicapoc might not be entitled to orphan drug exclusivity if we were to obtain FDA approval for a broader indication.

The fast track designation for our sickle cell disease product candidate may not actually lead to a faster development or regulatory review or approval process.

If a drug is intended for the treatment of a serious or life-threatening condition and the drug demonstrates the potential to address unmet medical needs for this condition, the drug sponsor may apply for FDA fast track designation. Although we have obtained a fast track designation from the FDA for senicapoc for the treatment of sickle cell disease, we may not experience a faster development process, review or approval compared to conventional FDA procedures. Our fast track designation may be withdrawn by the FDA if it believes that the designation is no longer supported by data from our clinical development program. Our fast track designation does not guarantee that we will qualify for or be able to take advantage of the expedited review procedures.

Our products could be subject to restrictions or withdrawal from the market and we may be subject to penalties if we fail to comply with regulatory requirements, or if we experience unanticipated problems with our products, when and if any of them are approved.

Any product for which we obtain marketing approval, along with the manufacturing processes, post-approval clinical data, labeling, advertising and promotional activities for such product, will be subject to continual requirements of and review by the FDA and other regulatory bodies. These requirements include submissions of safety and other post-marketing information and reports, registration requirements, cGMP requirements relating to quality control, quality assurance and corresponding maintenance of records and documents, requirements regarding the distribution of samples to physicians and recordkeeping. Even if regulatory approval of a product is granted, the approval may be subject to limitations on the indicated uses for which the product may be marketed or to the conditions of approval, or contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the product. Later discovery of previously unknown problems with our products, manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in:

•	restrictions on such products, manufacturers or manufacturing processes;

•	warning letters;

•	withdrawal of the products from the market;

•	refusal to approve pending applications or supplements to approved applications that we submit;

•	voluntary recall;

•	fines;

•	suspension or withdrawal of regulatory approvals;

•	refusal to permit the import or export of our products;

•	product seizure; and

•	injunctions or the imposition of civil or criminal penalties.

Failure to obtain regulatory approval in international jurisdictions would prevent us from marketing our products abroad.

We intend to have our products marketed outside the United States. In order to market our products in the European Union and many other foreign jurisdictions, we must obtain separate regulatory approvals and comply with numerous and varying regulatory requirements. With respect to some of our product candidates, our collaborator has, or we expect that a future collaborator will have, responsibility to obtain regulatory approvals outside the United States, and we will depend on our collaborators to obtain these approvals. The approval procedure varies among countries and can involve additional testing. The time required to obtain approval may differ from that required to obtain FDA approval. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval. We may not obtain foreign regulatory approvals on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries or jurisdictions, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other foreign countries or jurisdictions or by the FDA. We and our collaborators may not be able to file for regulatory approvals and may not receive necessary approvals to commercialize our products in any market.

Risks Related to Commercialization

The commercial success of any products that we may develop will depend upon the degree of market acceptance by physicians, patients, healthcare payors and others in the medical community.

Any products that we bring to the market may not gain market acceptance by physicians, patients, healthcare payors and others in the medical community. If these products do not achieve an adequate level of acceptance, we may not generate material product revenues and we may not become profitable. The degree of market acceptance of our product candidates, if approved for commercial sale, will depend on a number of factors, including:

•	the prevalence and severity of any side effects;

•	the efficacy and potential advantages over alternative treatments;

•	the ability to offer our product candidates for sale at competitive prices;

•	relative convenience and ease of administration;

•	the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

•	the strength of marketing and distribution support; and

•	sufficient third-party coverage or reimbursement.

If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell our product candidates, we may be unable to generate product revenues.

We do not have a sales organization and have no experience in the sale, marketing or distribution of pharmaceutical products. To achieve commercial success for any approved product, we must either develop a sales and marketing organization or outsource these functions to third parties. Currently, we plan to build a focused specialty sales and marketing infrastructure to market or copromote some of our product candidates if and when they are approved. There are risks involved with establishing our own sales and marketing capabilities, as well as in entering into arrangements with third parties to perform these services. For example, developing a sales force is expensive and time-consuming and could delay any product launch. If the commercial launch of a product candidate for which we recruit a sales force and establish marketing capabilities is delayed as a result of FDA requirements or other reasons, we would incur related expenses too early relative to the product launch. This may be costly, and our investment would be lost if we cannot retain our sales and marketing personnel. In addition, marketing and promotion arrangements in the pharmaceutical industry are heavily regulated, and many marketing and promotional practices that are common in other industries are prohibited or restricted. These restrictions are often ambiguous and subject to conflicting interpretations, but carry severe administrative, civil, and criminal penalties for noncompliance. It may be costly to implement internal controls to facilitate compliance by our sales and marketing personnel.

If we are unable to obtain adequate reimbursement from third-party payors for any products that we may develop or acceptable prices for those products, our revenues and prospects for profitability will suffer.

Most patients will rely on Medicare and Medicaid, private health insurers and other third-party payors to pay for their medical needs, including any drugs we or our collaborators may market. If third-party payors do not provide adequate coverage or reimbursement for any products that we may develop, our revenues and prospects for profitability will suffer.

Regulatory approval to market a drug product does not assure that the product will be eligible for coverage by third-party payors or, assuming it is covered, that it will receive a profitable price. The process for obtaining third-party coverage and payment is costly and time-consuming. We may need to conduct expensive pharmacoeconomic studies in order to demonstrate the cost-effectiveness of our products. Our products may not be considered medically necessary or cost- effective. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development.

A new Medicare prescription drug benefit program took effect in January 2006. While coverage provided through this program may increase demand for our products, participating suppliers are required to negotiate prices with drug procurement organizations on behalf of Medicare beneficiaries, and these procurement organizations may establish restrictive lists, or formularies, that limit which drugs are eligible for coverage. These prices are likely to be lower than we might otherwise obtain. Future legislation might allow government agencies to negotiate prices directly with drug companies, which could lead to even lower prices. Drugs sold to state-operated Medicaid programs are subject to mandatory rebate agreements that require quarterly payments to states based on the drug’s average manufacturer price and best price. Private, non-governmental third-party payors frequently base their coverage policies and the prices they are willing to pay on the policies and payment rates under the Medicare and Medicaid programs.

A primary trend in the United States healthcare industry is toward cost containment. Third-party payors are challenging the prices charged for medical products and services, and many third-party payors limit reimbursement for newly-approved healthcare products. In particular, third-party payors may limit the indications for which they will reimburse patients who use any products that we may develop. Cost control initiatives could decrease the price we might establish for products that we may develop, which would result in lower product revenues to us.

U.S. drug prices may be further constrained by possible Congressional action regarding drug reimportation into the United States. Some proposed legislation would allow the reimportation of approved drugs originally manufactured in the United States back into the United States from other countries where the drugs are sold at a lower price. Some governmental authorities in the U.S. are pursuing lawsuits to obtain expanded reimportation authority. Such legislation, regulations, or judicial decisions could reduce the prices we receive for any products that we may develop, negatively affecting our revenues and prospects for profitability. Even without legislation authorizing reimportation, patients have been purchasing prescription drugs from Canadian and other non-United States sources, which has reduced the price received by pharmaceutical companies for their products.

In addition, in some foreign countries, particularly the countries of the European Union, the pricing of prescription pharmaceuticals is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take six to 12 months or longer after the receipt of regulatory marketing approval for a product. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product candidates or products to other available therapies. The conduct of such a clinical trial could be expensive and result in delays in commercialization of our products.

If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit commercialization of any products that we may develop.

We face an inherent risk of product liability exposure related to the testing of our product candidates in human clinical trials and will face an even greater risk if we commercially sell any products that we may develop. If we cannot successfully defend ourselves against claims that our product candidates or products caused injuries, we will incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

•	decreased demand for any product candidates or products that we may develop;

•	injury to our reputation;

•	withdrawal of clinical trial participants;

•	costs to defend the related litigation;

•	substantial monetary awards to trial participants or patients;

•	loss of revenue; and

•	the inability to commercialize any products that we may develop.

We have product liability insurance that covers our clinical trials up to a $5.0 million annual aggregate limit with a deductible of $25,000 per claim. The amount of insurance that we currently hold may not be adequate to cover all liabilities that may occur. We intend to expand our insurance coverage to include the sale of commercial products if we obtain marketing approval for any products. Insurance coverage is increasingly expensive. We may not be able to maintain insurance coverage at a reasonable cost and we may not be able to obtain insurance coverage that will be adequate to satisfy any liability that may arise.

We face substantial competition which may result in others discovering, developing or commercializing products before or more successfully than we do.

The development and commercialization of new drugs is highly competitive. We face competition with respect to our current product candidates and any products we may seek to develop or commercialize in the future from major pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies worldwide. Our competitors may develop products that are more effective, safer, more convenient or less costly than any that we are developing. Our competitors may also obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for ours. We believe that our most significant competitors in the area of drugs that work by modulating the activity of ion channels are large pharmaceutical companies which have internal ion channel drug discovery groups as well as smaller more focused companies engaged in ion channel drug discovery.

There are approved products on the market for all of the diseases and indications for which we are developing products. In many cases, these products have well known brand names, are distributed by large pharmaceutical companies with substantial resources and have achieved widespread acceptance among physicians and patients. In addition, we are aware of product candidates of third parties that are in development, which, if approved, would compete against product candidates for which we receive marketing approval.

Many of our competitors have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. Smaller or early stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These third parties compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to or necessary for our programs or advantageous to our business.

Our business activities involve the use of hazardous materials, which require compliance with environmental and occupational safety laws regulating the use of such materials. If we violate these laws, we could be subject to significant fines, liabilities or other adverse consequences.

Our research and development programs involve the controlled use of hazardous materials. Accordingly, we are subject to federal, state and local laws governing the use, handling and disposal of these materials. Although we believe that our safety procedures for handling and disposing of these materials comply in all material respects with the standards prescribed by state and federal regulations, we cannot completely eliminate the risk of accidental contamination or injury from these materials. In addition, our collaborators may not comply with these laws. In the event of an accident or failure to comply with environmental laws, we could be held liable for damages that result, and any such liability could exceed our assets and resources. We maintain liability insurance for some of these risks, but our policy excludes pollution and has a coverage limit of $5.0 million.

Risks Related to Employees and Growth

If we fail to attract and keep senior management and key scientific personnel, we may be unable to successfully develop or commercialize our product candidates.

Our success depends on our continued ability to attract, retain and motivate highly qualified managerial and key scientific personnel. We consider retaining Dr. P. Kay Wagoner, our president and chief executive officer, to be key to our efforts to develop and commercialize our product candidates. All of our employees, other than Dr. Wagoner, Dr. Richard D. Katz, Dr. Seth V. Hetherington and Mr. Edward P. Gray, are at-will employees and can terminate their employment at any time. Our employment agreements with Dr. Wagoner, Dr. Katz, Dr. Hetherington and Mr. Gray are terminable by them on short notice.

In addition, our growth will require us to hire a significant number of qualified scientific and commercial personnel, including clinical development, regulatory, marketing and sales executives and field personnel, as well as additional administrative personnel. There is intense competition from other companies and research and academic institutions for qualified personnel in the areas of our activities. If we cannot continue to attract and retain, on acceptable terms, the qualified personnel necessary for the continued development of our business, we may not be able to sustain our operations or grow.

Risks Relating to Our Private Placement

The number of shares of our common stock outstanding has increased substantially as a result of the private placement, and certain purchasers beneficially own significant blocks of our common stock; upon registration under the Securities Act of 1933, as amended, or the Securities Act, these shares will be generally available for resale in the public market.

Upon the closing of the private placement on February 6, 2007, we issued to a group of institutional and other accredited investors a total of 15,423,640 shares of our common stock, plus warrants to purchase a total of 5,398,256 additional shares of common stock. The issuance of these shares and warrants resulted in substantial dilution to stockholders who held our common stock prior to the private placement. Certain purchasers in the private placement will have significant influence over the outcome of any stockholder vote, including the election of directors and the approval of mergers or other business combination transactions.

Under the securities purchase agreement for the private placement, we have agreed to file the registration statement of which this prospectus is a part with the Securities and Exchange Commission, or the SEC, covering the resale of the 15,423,640 shares of common stock issued in the private placement and the 5,398,256 shares of common stock issuable upon exercise of the warrants. Upon such registration of the shares issued in the private placement, these shares will become generally available for immediate resale in the public market. The market price of our common stock could fall due to an increase in the number of shares available for sale in the public market.

If we do not obtain and maintain effectiveness of the registration statement covering the resale of the shares issued in the private placement, we will be required to pay certain liquidated damages, which could be material in amount.

The terms of the securities purchase agreement that we entered into in connection with the private placement require us to pay liquidated damages to the purchasers in the private placement in the event that the registration statement of which this prospectus is a part does not become effective or its effectiveness is not maintained beginning 90 days after the closing (if the registration statement is not reviewed by the SEC) or 120 days after the closing (if it is so reviewed) or, after the registration statement is declared effective by the SEC, the registration statement is suspended by us or ceases to remain continuously effective as to all registrable securities for which it is required to be effective, with certain specified exceptions. We refer to each of these events as a registration default. Subject to the specified exceptions, for each 30-day period or portion thereof during which a registration default remains uncured, we are obligated to pay each purchaser an amount in cash equal to 1% of that purchaser’s aggregate purchase price, up to a maximum of 10% of the aggregate purchase price paid by that purchaser. These amounts could be material, and any liquidated damages we are required to pay could have a material adverse effect on our financial condition.

General Company Related Risks

Our executive officers, directors and principal stockholders have substantial control over us and could limit your ability to influence the outcome of matters submitted to stockholders for approval.

As of February 28, 2007, our executive officers, directors and stockholders who owned more than 5% of our outstanding common stock beneficially owned, in the aggregate, shares representing approximately 54% of our capital stock. As a result, if these stockholders were to choose to act together, they could influence or control matters submitted to our stockholders for approval, as well as our management and affairs. For example, these persons, if they choose to act together, could influence the election of directors and approval of any merger, consolidation or sale of all or substantially all of our assets. This concentration of voting power could lead to a delay in or prevent an acquisition of our company on terms that other stockholders may desire.

Provisions in our corporate charter documents, under Delaware law and in our collaboration agreement with McNeil may prevent or frustrate attempts by our stockholders to change our management and hinder efforts to acquire a controlling interest in us.

Provisions of our corporate charter and bylaws may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. These provisions include:

•	a classified board of directors;

•	limitations on the removal of directors;

•	advance notice requirements for stockholder proposals and nominations;

•	the inability of stockholders to act by written consent or to call special meetings; and

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the ability of our board of directors to designate the terms of and issue new series of preferred stock without stockholder approval, which could, among other things, be used to institute a “poison pill” that would work to dilute the stock ownership of a potential hostile acquirer, effectively preventing acquisitions that have not been approved by our board of directors.

The affirmative vote of the holders of at least 75% of our shares of capital stock entitled to vote is necessary to amend or repeal the above provisions of our corporate charter. In addition, absent approval of our board of directors, our bylaws may only be amended or repealed by the affirmative vote of the holders of at least 75% of our shares of capital stock entitled to vote.

In addition, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person which together with its affiliates owns or within the last three years has owned 15% of our voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Accordingly, Section 203 may discourage, delay or prevent a change in control of our company.

Under our collaboration with McNeil, McNeil has the right to terminate the copromotion agreement and our governance rights under the collaboration agreement if specified changes in control of us occur involving a list of five specified large pharmaceutical and biotechnology companies. In addition, in such event, our right to receive a share of profits and losses in the copromotion territory is converted into a right to receive a royalty on net product sales. These provisions may have the effect of discouraging or preventing a change in control of our company.

A significant portion of our total outstanding shares may be sold into the market at any time. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. As of February 28, 2007, we had 37,782,857 shares of common stock outstanding. Substantially all of these shares, including, upon the effectiveness of the registration statement of which this prospectus is a part, the shares issued in the private placement, may be resold in the public market at any time. Moreover, holders of an aggregate of approximately 13,200,000 shares of our common stock have rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. We also have registered all shares of common stock that we may issue under our equity compensation plans. As a result, they can be freely sold in the public market upon issuance.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents we incorporate by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Any statements contained or incorporated in this prospectus regarding the progress and timing of our drug development program and related trials and the efficacy of our product candidates, our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management, other than statements of historical facts, are forward-looking statements made under the provisions of The Private Securities Litigation Reform Act of 1995. We may, in some case, use words such as “believes,” “anticipates,” “could,” “estimates,” “plans,” “expects,” “intends,” “may,” “projects,” “should,” “will,” “would” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements, although not all forward-looking statements contain these identifying words. Our actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors. We have included these and other important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading “Risk Factors,” that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Any such forward-looking statements represent our management’s views as of the date of the document in which such forward-looking statement is contained. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements publicly at some point in the future, we specifically disclaim any obligation to do so, whether as a result of new information, future events or otherwise. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

USE OF PROCEEDS

We will not receive any proceeds from the sale or other disposition of shares of our common stock by the selling stockholders in this offering.

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including all registration and filing fees, Nasdaq Global Market listing fees and fees and expenses of our counsel and our accountants.

A portion of the shares covered by this prospectus are issuable upon exercise of warrants to purchase common stock. Upon any exercise for cash of the warrants, the selling stockholders will pay us the exercise price of the warrants. The cash exercise price of the warrants is $1.45 per share. If all of the warrants are exercised for cash by the selling stockholders, we would receive up to approximately $7.8 million in gross proceeds from those exercises. We will use any cash we receive upon the exercise of the warrants for the funding of our research and development programs and otherwise for general corporate purposes. The warrants are also exercisable on a cashless basis. We will not receive any cash payment from the selling stockholders upon any exercise of the warrants on a cashless basis.

SELLING STOCKHOLDERS

The shares of common stock being sold by the selling stockholders consist of:

•	15,423,640 shares of our common stock that we issued to the selling stockholders in a private placement in February 2007; and

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5,398,256 shares of our common stock issuable upon exercise of warrants to purchase common stock that we issued to the selling stockholders in connection with their purchase of shares of our common stock in the private placement.

In connection with the registration rights we granted to the selling stockholders, we filed with the SEC a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale or other disposition of the shares of common stock offered by this prospectus or interests therein from time to time on the Nasdaq Global Market, in privately negotiated transactions or otherwise. We have also agreed to prepare and file amendments and supplements to the registration statement to the extent necessary to keep the registration statement effective for the period of time required under our agreement with the selling stockholders. The warrants held by the selling stockholders are exercisable at any time in whole or in part and expire on the earlier to occur of (i) February 6, 2012 and (ii) ten business days after notice from us, which notice may only be given if (A) the closing price of our common stock has been greater than $3.00 per share for a period of 30 consecutive trading days at any time after the issuance of the warrants and (B) either the registration statement is available for the sale of the shares issuable upon exercise of the warrants, the shares issuable upon exercise of the warrants can be sold pursuant to Rule 144(k) of the Securities Act, or any time after the third anniversary of the date of issuance of the warrants.

The actual number of shares of common stock covered by this prospectus, and included in the registration statement of which this prospectus forms a part, includes additional shares of common stock that may be issued with respect to the shares of common stock or the warrants described herein as a result of stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events.

The following table sets forth, to our knowledge, information about the selling stockholders as of February 28, 2007. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of our common stock. The number representing the number of shares of common stock beneficially owned prior to the offering for each selling stockholder includes (i) all shares held by a selling stockholder prior to the private placement, plus (ii) all shares purchased by the selling stockholder pursuant to the private placement and being offered pursuant to the prospectus, as well as (iii) all options or other derivative securities which are exercisable within 60 days of February 28, 2007, including the warrants issued in the private placement, held by a selling stockholder. Under the terms of the warrants, certain selling stockholders may not exercise the warrants to the extent such conversion or exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 9.99% or 19.99%, as the case may be, of our then outstanding shares of common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the warrants which have not been exercised. The percentages of shares owned after the offering are based on 37,782, 857 shares of our common stock outstanding as of February 28, 2007, which includes the outstanding shares of common stock offered by this prospectus. Unless otherwise indicated below, to our knowledge, all persons named in this table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership by the person named below.

The selling stockholders may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their shares of common stock since the date on which the information in the table below is presented. Information about the selling stockholders may change over time.

Name of Selling Stockholder(1)	Shares of Common Stock Beneficially Owned Prior To Offering				Number of Shares of Common Stock Being Offered	Shares of Common Stock To Be Beneficially Owned After Offering(2)
	Number		Percentage			Number	Percentage
Al-Midani Investment Company	229,044	(5)	*		135,000	94,044	*
Entities affiliated with Alta Partners	3,083,196	(6)	8.1%		948,195	2,135,001	5.7%
Steven R. Becker	6,827,030	(7)	17.3%		6,827,030	—	—
Elliot Bossen	945,000	(8)	2.5%		945,000	—	—
C.E. Unterberg Towbin 401K Pft Sharing Plan FBO Andrew Arno(3)	23,704	(9)	*		23,704	—	—
C.E. Unterberg Towbin 401K Pft Sharing Plan FBO Robert Matluck(3)	23,704	(10)	*		23,704	—	—
C.E. Unterberg Towbin Capital Partners I, L.P.(3)	237,049	(11)	*		237,049	—	—
Donald G. Drapkin	474,099	(12)	1.3%		474,099	—	—
Matthew A. Drapkin	94,819	(13)	*		94,819	—	—
Global Undervalued Securities Master Fund, L.P.	949,050	(14)	2.5%		949,050	—	—
Goldman, Sachs & Co.(4)	4,114,860	(15)	9.99	%(15)	2,180,860	1,934,000	5.1%
Gutrafin Limited	894,424	(16)	2.4%		474,099	420,325	1.1%
HHMI Investments, L.P.	328,930	(17)	*		328,930	—	—
Kabuki Partners ADP, G.P.	189,639	(18)	*		189,639	—	—
Lord Baltimore Venture Capital Partners II, LLC	472,500	(19)	1.2%		472,500	—	—
Paragon Associates Joint Venture	189,000	(20)	*		189,000	—	—
PharmaBio Development Inc. d/b/a NovaQuest	1,823,200	(21)	4.8%		948,199	875,001	2.3%
Prothro Family Limited Partnership, Ltd.	94,819	(22)	*		94,819	—	—
QVT Fund LP	2,133,449	(23)	5.6%		2,133,449	—	—
Selectra Investment & Management II, Inc.	1,101,422	(24)	2.9%		556,727	544,695	1.4%
SRB Greenway Capital, L.P.	291,381	(25)	*		291,381	—	—
SRB Greenway Capital (QP), L.P.	2,446,166	(26)	6.4%		2,446,166	—	—
SRB Greenway Offshore Operating Fund, L.P.	107,050	(27)	*		107,050	—	—
Trenton Capital, Ltd.	118,856	(28)	*		118,856	—	—
Trenton Capital (QP), Ltd.	1,113,802	(29)	2.9%		1,113,802	—	—
V2M Life Sciences Fund, LP	884,318	(30)	2.3%		270,000	614,318	1.6%
Entities affiliated with Venrock Associates	3,148,251	(31)	8.2%		1,422,296	1,725,955	4.6%
Walker Smith Capital, L.P.	92,070	(32)	*		92,070	—	—
Walker Smith Capital (QP), L.P.	602,486	(33)	1.6%		602,486	—	—
Walker Smith International Fund, Ltd.	872,912	(34)	2.3%		872,912	—	—
WS Opportunity Fund International, Ltd.	846,741	(35)	2.2%		846,741	—	—
WS Opportunity Fund, L.P.	538,292	(36)	1.4%		538,292	—	—
WS Opportunity Fund (QP), L.P.	511,363	(37)	1.3%		511,363	—	—

*	Less than one percent
(1)

Throughout this prospectus, when we refer to the “selling stockholders,” we mean the persons listed in the table above, as well as the pledgees, donees, assignees, transferees, successors and others who later hold any of the selling stockholders’ interests, and when we refer to the shares of our common stock being offered by this prospectus on behalf of the selling stockholders, we are referring to the shares of our common stock sold and the shares of our common stock issuable upon the exercise of the warrants issued in the private placement, collectively, unless otherwise indicated.

(2)	We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders might not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.
(3)	The selling stockholder is an affiliate of a broker-dealer. The selling stockholder has informed us that it purchased the shares offered by this prospectus in the ordinary course of its business and, at the time of such purchase, had no arrangement or understanding with any other persons regarding the distribution of the shares.
(4)	The selling stockholder is a broker-dealer. The selling stockholder has informed us that it purchased the shares offered by this prospectus in the ordinary course of its business and, at the time of such purchase, had no arrangement or understanding with any other persons regarding the distribution of the shares.
(5)	Includes 35,000 shares of common stock issuable upon the exercise of warrants. M. N. Al Midani has the power to vote and direct the disposition of the securities.
(6)	Consists of 1,763,669 shares of common stock owned by Alta BioPharma Partners, L.P. and 152,803 shares of common stock issuable upon the exercise of warrants held by Alta BioPharma Partners, L.P.; 1,007,225 shares of common stock owned by ICAgen Chase Partners (Alta Bio), LLC and 87,265 shares of common stock issuable upon the exercise of warrants held by ICAgen Chase Partners (Alta Bio), LLC; and 66,475 shares of common stock owned by Alta Embarcadero BioPharma Partners, LLC and 5,759 shares of common stock issuable upon the exercise of warrants held by Alta Embarcadero BioPharma Partners, LLC. Alta Partners provides investment advisory services to various venture capital funds, including Alta BioPharma Partners, L.P., ICAgen Chase Partners (Alta Bio), LLC and Alta Embarcadero BioPharma Partners, LLC. Jean Deleage, Guy Nohra, Garrett Gruener, Daniel Janney and Alix Marduel, collectively known as the principals, are managing directors of Alta BioPharma Management, LLC, the general partner of Alta BioPharma Partners, L.P., and managing members of Alta/Chase BioPharma Management, LLC, the managing member of ICAgen Chase Partners (Alta Bio), LLC. Jean Deleage and Garrett Gruener are members of Alta Embarcadero BioPharma Partners, LLC. The general partner, managing member and members of Alta BioPharma Partners, L.P., ICAgen Chase Partners (Alta Bio) LLC and Alta Embarcadero BioPharma Partners, LLC, respectively, exercise sole voting and investment power with respect to the shares owned by such funds. The principals disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.
(7)

Consists of (i) 1,896,398 shares of common stock beneficially owned by WS Capital, L.L.C. and WS Capital Management, L.P. for the accounts of (a) Walker Smith Capital, L.P., which beneficially owns 68,200 shares of common stock and 23,870 shares of common stock issuable upon the exercise of warrants, (b) Walker Smith Capital (QP), L.P., which beneficially owns 446,286 shares of common stock and 156,200 shares of common stock issuable upon the exercise of warrants, (c) Walker Smith International Fund, Ltd., which beneficially owns 646,602 shares of common stock and 226,310 shares of common stock issuable upon the exercise of warrants and (d) HHMI Investments, L.P., which beneficially owns 243,652 shares of common stock and 85,278 shares of common stock issuable upon the exercise of warrants, (ii) 1,896,396 shares beneficially owned by WSV Management, L.L.C. and WS Ventures Management, L.P. for the accounts of (a) WS Opportunity Fund, L.P., which beneficially owns 398,735 shares of common stock and 139,557 shares of common stock issuable upon the exercise of warrants, (b) WS Opportunity Fund (QP), L.P., which beneficially owns 378,788 shares of common stock and 132,575 shares of common stock issuable upon the exercise of warrants and (c) WS Opportunity Fund International, Ltd., which beneficially owns 627,216 shares of common stock and 219,525 shares of common stock issuable upon the exercise of warrants, (iii) 2,844,597 shares of common stock beneficially owned by BC Advisors, LLC and SRB Management, L.P. for the accounts of (a) SRB Greenway Capital, L.P., which beneficially owns 215,838 shares of common stock and 75,543 shares of common stock issuable upon the exercise of warrants, (b) SRB Greenway Capital (QP), L.P., which beneficially owns 1,811,975 shares of common stock and 634,191 shares of common stock issuable upon the exercise of warrants and (c) SRB Greenway Offshore Operating Fund, L.P., which beneficially owns 79,297 shares of common stock and 27,753 shares of common stock issuable upon the exercise of warrants and (iv) 189,639 shares of common stock beneficially owned by Steven R. Becker individually, which includes 140,474 shares of common stock and 49,165 shares of common stock issuable upon the exercise of warrants. WS Capital, L.L.C. is the general partner of WS Capital Management, L.P., which is the general partner of Walker Smith Capital, L.P. and Walker Smith Capital (QP),

L.P. and the investment manager for WS International Fund, Ltd. and HHMI Investments, L.P. WSV Management, L.L.C. is the general partner of WS Ventures Management, L.P., which is the general partner of WS Opportunity Fund, L.P. and WS Opportunity Fund (QP), L.P. and the agent and attorney-in-fact for WS Opportunity Fund International, Ltd. Reid S. Walker and G. Stacy Smith are principals of WS Capital, L.L.C. and WSV Management, L.L.C., and Patrick P. Walker is a principal of WSV Management, L.L.C. BC Advisors, LLC is the general partner of SRB Management, L.P., which is the general partner of SRB Greenway Capital, L.P., SRB Greenway Capital (QP), L.P. and SRB Greenway Offshore Operating Fund, L.P. Steven R. Becker is the sole principal of BC Advisors, LLC. Pursuant to a letter agreement, Steven R. Becker may collaborate with Reid S. Walker, G. Stacy Smith and Patrick P. Walker on investment strategies from time to time, but each of the above persons expressly disclaims membership in a “group” under Section 13(d) of the Exchange Act with respect to the securities. Each of the above persons expressly disclaims beneficial ownership of the securities, other than to the extent of its pecuniary interest therein.

(8)	Includes 245,000 shares of common stock issuable upon the exercise of warrants.
(9)	Includes 6,145 shares of common stock issuable upon the exercise of warrants. Dave Barrett, TTEE has the power to vote and direct the disposition of the securities.
(10)	Includes 6,145 shares of common stock issuable upon the exercise of warrants. Dave Barrett, TTEE has the power to vote and direct the disposition of the securities.
(11)	Includes 61,457 shares of common stock issuable upon the exercise of warrants. Andrew Arno has the power to vote and direct the disposition of the securities.
(12)	Includes 122,914 shares of common stock issuable upon the exercise of warrants.
(13)	Includes 24,582 shares of common stock issuable upon the exercise of warrants.
(14)	Includes 246,050 shares of common stock issuable upon the exercise of warrants. John B. Kleinheinz has the power to vote and direct the disposition of the securities.
(15)	Consists of securities beneficially owned by certain operating units of The Goldman Sachs Group, Inc. and its subsidiaries and affiliates. Goldman, Sachs & Co., a broker or dealer registered under Section 15 of the Securities Act and an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, is an indirect wholly-owned subsidiary of The Goldman Sachs Group, Inc., a publicly-traded company. No individual within Goldman, Sachs & Co. has sole voting and investment power with respect to the securities. The securities do not reflect securities, if any, beneficially owned by any operating unit of The Goldman Sachs Group, Inc. whose ownership of securities is disaggregated from that of the operating units of The Goldman Sachs Group, Inc. The operating units of The Goldman Sachs Group, Inc. disclaim beneficial ownership of the securities beneficially owned by any client accounts with respect to which the operating units of The Goldman Sachs Group, Inc. or their employees have voting or investment discretion, or both, and certain investment entities, of which the operating units of The Goldman Sachs Group, Inc. is the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the operating units of The Goldman Sachs Group, Inc. Includes 565,408 shares of common stock issuable upon the exercise of warrants. Under the terms of the warrants, Goldman, Sachs & Co. may not exercise the warrants to the extent such conversion or exercise would cause it, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 9.99% of our then outstanding shares of common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the warrants which have not been exercised. Goldman, Sachs & Co. has therefore reported in a Schedule 13G-A filed on February 12, 2007 that it only holds 9.99% of our common stock outstanding immediately after giving effect to the exercise of the warrants that it would be able to exercise. The number of shares of common stock beneficially owned prior to the offering does not reflect this limitation, but the percentage of shares of common stock beneficially owned prior to the offering does reflect such limitation.
(16)	Includes 122,914 shares of common stock issuable upon the exercise of warrants. Graziano Pedroja has the power to vote and direct the disposition of the securities.
(17)	Includes 85,278 shares of common stock issuable upon the exercise of warrants. WS Capital, L.L.C. is the general partner of WS Capital Management, L.P., which is the general partner of Walker Smith Capital, L.P. and Walker Smith Capital (QP), L.P. and the investment manager for WS International Fund, Ltd. and HHMI Investments, L.P. Reid S. Walker and G. Stacy Smith are principals of WS Capital, L.L.C. and together have the power to vote and direct the disposition of the securities. Pursuant to a letter agreement, Steven R. Becker may collaborate with Reid S. Walker, G. Stacy Smith and Patrick P. Walker on investment strategies from time to time, but each of the above persons expressly disclaims membership in a “group” under Section 13(d) of the Exchange Act with respect to the securities. Each of the above persons expressly disclaims beneficial ownership of the securities, other than to the extent of its pecuniary interest therein.

(18)	Includes 49,165 shares of common stock issuable upon the exercise of warrants. Each of Douglas Levine and Greg Manocherian has the power to vote and direct the disposition of the securities.
(19)	Includes 122,500 shares of common stock issuable upon the exercise of warrants. Each of W. Matthews Long III, Scott K. Giese and Russell W. Bell has the power to vote and direct the disposition of the securities.
(20)	Includes 49,000 shares of common stock issuable upon the exercise of warrants. Bradbury Dyer III has the power to vote and direct the disposition of the securities.
(21)	Includes 245,829 shares of common stock issuable upon the exercise of warrants. The board of directors of each of PharmBioDevelopment Inc. d/b/a NovaQuest, a wholly-owned subsidiary of Quintiles Transnational Corp., and Quintiles share voting and dispositive power over the securities held by NovaQuest. The members of the board of directors of each of NovaQuest and Quintiles disclaim beneficial ownership of these securities, except to the extent of their pecuniary interest therein.
(22)	Includes 24,582 shares of common stock issuable upon the exercise of warrants. J. H. Cullum Clark has the power to vote and direct the disposition of the securities.
(23)	Includes 553,116 shares of common stock issuable upon the exercise of warrants. Management of QVT Fund LP is vested in its general partner, QVT Associates GP LLC. QVT Financial LP is the investment manager for QVT Fund LP and shares voting and investment control over the securities held by QVT Fund LP. QVT Financial GP LLC is the general partner of QVT Financial LP and as such has complete discretion in the management and control of the business affairs of QVT Financial LP. QVT Associates GP LLC is general partner of QVT Fund LP and may be deemed to beneficially own the securities. The managing members of QVT Financial GP LLC are Daniel Gold, Lars Bader, Tracy Fu and Nicholas Brumm. Each of QVT Financial LP, QVT Financial GP LLC, Daniel Gold, Lars Bader, Tracy Fu and Nicholas Brumm disclaims beneficial ownership of the securities held by QVT Fund LP. QVT Associates GP LLC disclaims beneficial ownership of the securities held by QVT Fund LP, except to the extent of its pecuniary interest therein.
(24)	Includes 144,336 shares of common stock issuable upon the exercise of warrants. Francis Lang has the power to vote and direct the disposition of the securities.
(25)	Includes 75,543 shares of common stock issuable upon the exercise of warrants. BC Advisors, LLC is the general partner of SRB Management, L.P., which is the general partner of SRB Greenway Capital, L.P., SRB Greenway Capital (QP), L.P. and SRB Greenway Offshore Operating Fund, L.P. Steven R. Becker is the sole principal of BC Advisors, LLC and has the power to vote and direct the disposition of the securities. Pursuant to a letter agreement, Steven R. Becker may collaborate with Reid S. Walker, G. Stacy Smith and Patrick P. Walker on investment strategies from time to time, but each of the above persons expressly disclaims membership in a “group” under Section 13(d) of the Exchange Act with respect to the securities. Each of the above persons expressly disclaims beneficial ownership of the securities, other than to the extent of its pecuniary interest therein.
(26)	Includes 634,191 shares of common stock issuable upon the exercise of warrants. BC Advisors, LLC is the general partner of SRB Management, L.P., which is the general partner of SRB Greenway Capital, L.P., SRB Greenway Capital (QP), L.P. and SRB Greenway Offshore Operating Fund, L.P. Steven R. Becker is the sole principal of BC Advisors, LLC and has the power to vote and direct the disposition of the securities. Pursuant to a letter agreement, Steven R. Becker may collaborate with Reid S. Walker, G. Stacy Smith and Patrick P. Walker on investment strategies from time to time, but each of the above persons expressly disclaims membership in a “group” under Section 13(d) of the Exchange Act with respect to the securities. Each of the above persons expressly disclaims beneficial ownership of the securities, other than to the extent of its pecuniary interest therein.
(27)	Includes 27,753 shares of common stock issuable upon the exercise of warrants. BC Advisors, LLC is the general partner of SRB Management, L.P., which is the general partner of SRB Greenway Capital, L.P., SRB Greenway Capital (QP), L.P. and SRB Greenway Offshore Operating Fund, L.P. Steven R. Becker is the sole principal of BC Advisors, LLC and has the power to vote and direct the disposition of the securities. Pursuant to a letter agreement, Steven R. Becker may collaborate with Reid S. Walker, G. Stacy Smith and Patrick P. Walker on investment strategies from time to time, but each of the above persons expressly disclaims membership in a “group” under Section 13(d) of the Exchange Act with respect to the securities. Each of the above persons expressly disclaims beneficial ownership of the securities, other than to the extent of its pecuniary interest therein.
(28)	Includes 30,814 shares of common stock issuable upon the exercise of warrants. Tyler F. Burke has the power to vote and direct the disposition of the securities.
(29)	Includes 288,763 shares of common stock issuable upon the exercise of warrants. Tyler F. Burke has the power to vote and direct the disposition of the securities.
(30)	Includes 70,000 shares of common stock issuable upon the exercise of warrants. Each of J. Misha Petkevich and Dennis McCoy has the power to vote and direct the disposition of the securities.

(31)	Consists of 1,136,812 shares of common stock owned by Venrock Associates, 151,184 shares of common stock issuable upon the exercise of warrants held by Venrock Associates and 23,195 shares of common stock issuable upon exercise of stock options issued to Venrock Associates which are exercisable within 60 days of February 28, 2007 and 1,587,593 shares of common stock owned by Venrock Associates II, L.P., 217,558 shares of common stock issuable upon the exercise of warrants held by Venrock Associates II, L.P. and 31,909 shares of common stock issuable upon exercise of stock options issued to Venrock Associates II, L.P. which are exercisable within 60 days of February 28, 2007. The general partners share voting and investment power of the shares held by Venrock Associates and Venrock Associates II, L.P. The general partners of each of Venrock Associates and Venrock Associates II, L.P. are Venrock Management LLC, Anthony B. Evnin, one of our directors, Michael C. Brooks, Eric S. Copeland, Bryan E. Roberts, Ray A. Rothrock, Anthony Sun and Michael F. Tyrrell. Linda H. Hanauer is chief financial officer and administrative officer of Venrock Associates and Venrock Associates II, L.P. The general partners and Ms. Hanauer may be deemed to beneficially own the shares held by Venrock Associates and Venrock Associates II, L.P.; however, each person disclaims beneficial ownership of these shares except to the extent of his or her proportionate pecuniary interest therein. Certain investment entities related to Venrock Associates and Venrock Associates II, L.P. have made an equity investment in a registered broker-dealer. Based upon representations made to us by Venrock Associates and Venrock Associates II, L.P., each of Venrock Associates and Venrock Associates II, L.P. purchased the shares of our common stock and warrants exercisable for the purchase of our common stock for investment purposes only, and at the time of such purchase, neither Venrock Associates nor Venrock Associates II, L.P. had any agreements or understandings, directly or indirectly, with any person to distribute the shares of our common stock or the shares of common stock issuable upon the exercise of warrants.
(32)	Includes 23,870 shares of common stock issuable upon the exercise of warrants. WS Capital, L.L.C. is the general partner of WS Capital Management, L.P., which is the general partner of Walker Smith Capital, L.P. and Walker Smith Capital (QP), L.P. and the investment manager for WS International Fund, Ltd. and HHMI Investments, L.P. Reid S. Walker and G. Stacy Smith are principals of WS Capital, L.L.C and together have the power to vote and direct the disposition of the securities. Pursuant to a letter agreement, Steven R. Becker may collaborate with Reid S. Walker, G. Stacy Smith and Patrick P. Walker on investment strategies from time to time, but each of the above persons expressly disclaims membership in a “group” under Section 13(d) of the Exchange Act with respect to the securities. Each of the above persons expressly disclaims beneficial ownership of the securities, other than to the extent of its pecuniary interest therein.
(33)	Includes 156,200 shares of common stock issuable upon the exercise of warrants. WS Capital, L.L.C. is the general partner of WS Capital Management, L.P., which is the general partner of Walker Smith Capital, L.P. and Walker Smith Capital (QP), L.P. and the investment manager for WS International Fund, Ltd. and HHMI Investments, L.P. Reid S. Walker and G. Stacy Smith are principals of WS Capital, L.L.C and together have the power to vote and direct the disposition of the securities. Pursuant to a letter agreement, Steven R. Becker may collaborate with Reid S. Walker, G. Stacy Smith and Patrick P. Walker on investment strategies from time to time, but each of the above persons expressly disclaims membership in a “group” under Section 13(d) of the Exchange Act with respect to the securities. Each of the above persons expressly disclaims beneficial ownership of the securities, other than to the extent of its pecuniary interest therein.
(34)	Includes 226,310 shares of common stock issuable upon the exercise of warrants. WS Capital, L.L.C. is the general partner of WS Capital Management, L.P., which is the general partner of Walker Smith Capital, L.P. and Walker Smith Capital (QP), L.P. and the investment manager for WS International Fund, Ltd. and HHMI Investments, L.P. Reid S. Walker and G. Stacy Smith are principals of WS Capital, L.L.C and together have the power to vote and direct the disposition of the securities. Pursuant to a letter agreement, Steven R. Becker may collaborate with Reid S. Walker, G. Stacy Smith and Patrick P. Walker on investment strategies from time to time, but each of the above persons expressly disclaims membership in a “group” under Section 13(d) of the Exchange Act with respect to the securities. Each of the above persons expressly disclaims beneficial ownership of the securities, other than to the extent of its pecuniary interest therein.
(35)	Includes 219,525 shares of common stock issuable upon the exercise of warrants. WSV Management, L.L.C. is the general partner of WS Ventures Management, L.P., which is the general partner of WS Opportunity Fund, L.P. and WS Opportunity Fund (QP), L.P. and the agent and attorney-in-fact for WS Opportunity Fund International, Ltd. Reid S. Walker, G. Stacy Smith and Patrick P. Walker are principals of WS Capital, L.L.C. and WSV Management, L.L.C., and Patrick P. Walker is a principal of WSV Management, L.L.C; and each has the power to vote and direct the disposition of the securities. Pursuant to a letter agreement, Steven R. Becker may collaborate with Reid S. Walker and G. Stacy Smith on investment strategies from time to time, but each of the above persons expressly disclaims membership in a “group” under Section 13(d) of the Exchange Act with respect to the securities. Each of the above persons expressly disclaims beneficial ownership of the securities, other than to the extent of its pecuniary interest therein.

(36)	Includes 139,557 shares of common stock issuable upon the exercise of warrants. WSV Management, L.L.C. is the general partner of WS Ventures Management, L.P., which is the general partner of WS Opportunity Fund, L.P. and WS Opportunity Fund (QP), L.P. and the agent and attorney-in-fact for WS Opportunity Fund International, Ltd. Reid S. Walker and G. Stacy Smith are principals of WS Capital, L.L.C. and WSV Management, L.L.C., and Patrick P. Walker is a principal of WSV Management, L.L.C; and each has the power to vote and direct the disposition of the securities. Pursuant to a letter agreement, Steven R. Becker may collaborate with Reid S. Walker, G. Stacy Smith and Patrick P. Walker on investment strategies from time to time, but each of the above persons expressly disclaims membership in a “group” under Section 13(d) of the Exchange Act with respect to the securities. Each of the above persons expressly disclaims beneficial ownership of the securities, other than to the extent of its pecuniary interest therein.
(37)	Includes 132,575 shares of common stock issuable upon the exercise of warrants. WSV Management, L.L.C. is the general partner of WS Ventures Management, L.P., which is the general partner of WS Opportunity Fund, L.P. and WS Opportunity Fund (QP), L.P. and the agent and attorney-in-fact for WS Opportunity Fund International, Ltd. Reid S. Walker and G. Stacy Smith are principals of WS Capital, L.L.C. and WSV Management, L.L.C., and Patrick P. Walker is a principal of WSV Management, L.L.C; and each has the power to vote and direct the disposition of the securities. Pursuant to a letter agreement, Steven R. Becker may collaborate with Reid S. Walker, G. Stacy Smith and Patrick P. Walker on investment strategies from time to time, but each of the above persons expressly disclaims membership in a “group” under Section 13(d) of the Exchange Act with respect to the securities. Each of the above persons expressly disclaims beneficial ownership of the securities, other than to the extent of its pecuniary interest therein.

Relationships with Selling Stockholders

Except as noted below, none of the selling stockholders has held any position or office with us or our affiliates within the last three years or has had a material relationship with us or any of our predecessors or affiliates within the past three years.

Anthony B. Evnin, a member of our board of directors, is a General Partner of Venrock Associates and Venrock Associates II, L.P., which together were a greater than 5% stockholder of Icagen prior to the private placement and purchased an aggregate of 1,053,554 shares of common stock and warrants to purchase an aggregate of 368,742 shares of common stock in the private placement.

Dennis B. Gillings, a member of our board of directors, is Chairman and Chief Executive Officer of PharmaBio Development Inc. d/b/a NovaQuest, a wholly owned subsidiary of Quintiles Transnational Corp., and Executive Chairman and Chief Executive Officer, and a member of the board of directors, of Quintiles Transnational Corp. PharmaBio Development Inc. d/b/a NovaQuest, which was a stockholder of Icagen prior to the private placement, purchased 702,370 shares of common stock and warrants to purchase 245,829 shares of common stock in the private placement. In December 1998, we entered into a master services agreement with Quintiles Transnational Corp. to provide certain services to us relating to the conduct of clinical trials for ICA-17043, one of our drug development programs, and other services. Pursuant to this agreement, Quintiles will perform services, including clinical trial services, regulatory, clerical, project management, central laboratory services, preclinical services and other research and development services, as requested by us. We are obligated to pay the fees, expenses and pass-through costs of Quintiles in accordance with work orders issued under the agreement. The term of the agreement continues until terminated by either party in accordance with the agreement and may be terminated by us without cause upon 60 days written notice or by either party upon 30 days written notice of any breach of the agreement which is not cured within the 30 day notice period. We paid Quintiles approximately $7.5 million in 2006 for services rendered pursuant to this agreement.

Goldman, Sachs & Co., which owned or may have been deemed to beneficially own greater than 5% of our outstanding common stock prior to the private placement, purchased 1,615,452 shares of common stock and warrants to purchase 565,408 shares of common stock in the private placement.

Alta BioPharma Partners, L.P., Alta Embarcadero BioPharma Partners, LLC and ICAgen Chase Partners (Alta Bio), LLC, which together were a greater than 5% stockholder of Icagen prior to the private placement, purchased an aggregate of 702,368 shares of common stock and warrants to purchase an aggregate of 245,827 shares of common stock in the private placement.

Al-Midani Investment Company, Alta BioPharma Partners, L.P., Alta Embarcadero BioPharma Partners, LLC, Gutrafin Limited, ICAgen Chase Partners (Alta Bio), LLC, PharmaBio Development Inc., Selectra Investment & Management II, Inc., Venrock Associates and Venrock Associates II, L.P. are each a party to an amended and restated stockholders’ agreement, dated December 15, 2003, pursuant to which we granted registration rights to the holders party to that agreement.

PLAN OF DISTRIBUTION

The selling stockholders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from a named selling stockholder as a gift, pledge, partnership distribution or other transfer after the date of this prospectus (all of whom may be selling stockholders), may offer and sell the shares covered by this prospectus from time to time on any stock exchange or automated interdealer quotation system on which the shares are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the shares by one or more of the following methods, without limitation:

(a) block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b) purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

(c) an over-the-counter distribution in accordance with the rules of the Nasdaq Global Market;

(d) ordinary brokerage transactions and transactions in which the broker solicits purchases;

(e) in privately negotiated transactions;

(f) short sales;

(g) in options transactions;

(h) through the distribution of the shares by any selling stockholder to its partners, members or stockholders;

(i) one or more underwritten offerings on a firm commitment or best efforts basis; and

(j) any combination of any of these methods of sale.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

The selling stockholders may also transfer the shares by gift. We do not know of any arrangements by the selling stockholders for the sale of any of the shares.

The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the shares. These brokers, dealers or underwriters may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the shares at a stipulated price per security. If the broker-dealer is unable to sell shares acting as agent for a selling stockholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire shares as principals may thereafter resell the shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the shares in accordance with Rule 144 under the Securities Act rather than pursuant to this prospectus, regardless of whether the shares are covered by this prospectus.

From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or persons to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of a selling stockholder’s shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling stockholder’s shares will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.

To the extent required under the Securities Act, the aggregate amount of selling stockholders’ shares being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders’ shares of securities, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts and commissions.

A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the shares by those broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. A selling stockholder may also loan or pledge the shares offered hereby to a broker-dealer and the broker-dealer may sell the shares offered hereby so loaned or upon a default may sell or otherwise transfer the pledged shares offered hereby.

The selling stockholders and other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular shares being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the securities.

We will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, if applicable.

Each selling stockholder who is an affiliate of a broker-dealer has represented and warranted to us that he acquired the shares subject to this registration statement in the ordinary course of such selling stockholder’s business and, at the time of his purchase of such shares such selling stockholder had no agreements, plans or understandings, directly or indirectly, with any person to distribute any such securities. As such, they are not underwriters within the meaning of Section 2(11) of the Securities Act. We have advised each selling stockholder that it may not use shares registered on this registration statement to cover short sales of common stock made prior to the date on which this registration statement shall have been declared effective by the SEC.

We have agreed to indemnify in certain circumstances the selling stockholders against certain liabilities, including certain liabilities under the Securities Act. The selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

The shares offered hereby were originally issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act. We agreed to register the shares under the Securities Act, and to keep the registration statement of which this prospectus is a part effective until the earliest of three years after the date of the original purchase by the selling stockholders, the date on which all shares eligible for sale under this registration statement held by selling stockholders may be sold or transferred in compliance with Rule 144 under the Securities Act without any volume or manner of sale restrictions or the date on which the selling stockholders have sold all of the shares eligible for sale under this registration statement pursuant to a registration statement to or through a broker or dealer or underwriter in a public distribution or a public securities transaction or in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1). We have agreed to pay all expenses in connection with this offering, but not including underwriting commissions or brokerage fees, taxes of any kind and any expenses of counsel or other advisors to the selling stockholders.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We will not receive any proceeds from sales of any shares by the selling stockholders.

We cannot assure you that the selling stockholders will sell all or any portion of the shares offered hereby.

VALIDITY OF COMMON STOCK

The validity of the issuance of the common stock offered by this prospectus will be passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2006, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. You can read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for more information about the public reference room. Our SEC filings are also available to you on the SEC’s web site at www.sec.gov or on our web site at www.icagen.com. Information included on our web site is not a part of this prospectus.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at any address listed above or from the SEC’s web site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. Any information that we incorporate by reference is considered part of this prospectus. The documents and reports that we list below are incorporated by reference into this prospectus. In addition, all documents and reports that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the sale of all the shares covered by this prospectus are incorporated by reference in this prospectus as of the respective filing dates of these documents and reports. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information.

We have filed the following documents with the SEC. These documents are incorporated herein by reference as of their respective dates of filing:

1. our Annual Report on Form 10-K for the year ended December 31, 2006;

2. our Current Reports on Form 8-K filed January 19, 2007, January 31, 2007, February 6, 2007 and February 16, 2007;

3. all our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to the effectiveness of the registration statement; and

4. the description of our common stock which is contained in our registration statement on Form 8-A filed with the SEC on April 9, 2004 pursuant to Section 12 of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating that description.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting:

Icagen, Inc.

4222 Emperor Boulevard, Suite 350

Durham, North Carolina 27703

Attention: Investor Relations

Telephone: (919) 941-5206

You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement or that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by Icagen, except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. Except for the SEC registration fee, all amounts are estimates.

Description	Amount
SEC registration fee	$1,279
Accounting fees and expenses	8,000
Legal fees and expenses	20,000
Miscellaneous expenses	20,721

Total expenses	$50,000

Item 15.	Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Icagen’s certificate of incorporation provides that no director of Icagen shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.

Icagen’s certificate of incorporation provides that Icagen will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of Icagen) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of Icagen, or is or was serving, or has agreed to serve, at Icagen’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, Icagen’s best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Icagen’s certificate of incorporation provides that Icagen will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of Icagen to procure a judgment in Icagen’s favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer of Icagen, or is or was serving, or has agreed to serve, at Icagen’s request as a director, officer, partner, employee or trustee or, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Icagen, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to Icagen, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by Icagen against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

Icagen maintains a general liability insurance policy which covers certain liabilities of directors and officers of Icagen arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 16.	Exhibits

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 of the Registrant’s Annual Report on Form 10-K, filed with the SEC on March 31, 2005)

4.2	Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.2 of the Registrant’s Annual Report on Form 10-K, filed with the SEC on March 31, 2005)

4.3	Specimen common stock certificate (incorporated herein by reference to Exhibit 4.1 of the Registrant’s registration statement on Form S-1, SEC File No. 333-114336)

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durham, State of North Carolina, on March 6, 2007.

ICAGEN, INC.

By:	/s/ P. KAY WAGONER, PH.D.
P. Kay Wagoner, Ph.D. Chief Executive Officer and President

POWER OF ATTORNEY

We, the undersigned officers and directors of Icagen, Inc., hereby severally constitute and appoint P. Kay Wagoner and Richard D. Katz, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and to file the same with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Icagen, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ P. KAY WAGONER, PH.D. P. Kay Wagoner, Ph.D.	Director, Chief Executive Officer and President (principal executive officer)	March 6, 2007

/s/ RICHARD D. KATZ, M.D. Richard D. Katz, M.D.	Senior Vice President, Finance and Corporate Development and Chief Financial Officer (principal financial officer and principal accounting officer)	March 6, 2007

André L. Lamotte, Sc.D.	Director	March , 2007

/s/ ANTHONY B. EVNIN, PH.D. Anthony B. Evnin, Ph.D.	Director	March 6, 2007

/s/ CHARLES A. SANDERS, M.D. Charles A. Sanders, M.D.	Director	March 6, 2007

/s/ DENNIS B. GILLINGS, PH.D. Dennis B. Gillings, Ph.D.	Director	March 6, 2007

/s/ RICHARD G. MORRISON, PH.D. Richard G. Morrison, Ph.D.	Director	March 6, 2007

/s/ MARTIN A. SIMONETTI Martin A. Simonetti	Director	March 6, 2007

/s/ ADEOYE Y. OLUKOTUN, M.D. Adeoye Y. Olukotun, M.D.	Director	March 6, 2007

EXHIBIT INDEX

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 of the Registrant’s Annual Report on Form 10-K, filed with the SEC on March 31, 2005)

4.2	Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.2 of the Registrant’s Annual Report on Form 10-K, filed with the SEC on March 31, 2005)

4.3	Specimen common stock certificate (incorporated herein by reference to Exhibit 4.1 of the Registrant’s registration statement on Form S-1, SEC File No. 333-114336)

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)